Exhibit 99.1

Press Release

City Savings Financial Corporation Announces Fourth Quarter and Fiscal Year End Earnings and Investigation into the Possibility of Ending SEC Reporting

MICHIGAN CITY, Ind.—(BUSINESS WIRE)—July 22, 2005—City Savings Financial Corporation (CSFC.OB) (the “Company”), the holding company of City Savings Bank, announced its results of operations for the fourth fiscal quarter of 2005 and the fiscal year ended June 30, 2005. The Company reported a consolidated net income of $259,000 for the quarter ended June 30, 2005, up $73,000 or 39.3% from the $186,000 net income reported for the same period last year. The improvement in quarterly operating results was largely attributable to the recognition of state tax credits during the quarter ended June 30, 2005, a decrease in noninterest expenses and an increase in noninterest income. Offsetting the increases to net income were a decline in net interest income and an increase in the provision for loan losses. Net income for the fiscal year ended June 30, 2005 was $475,000 compared to $1.1 million for the prior fiscal year. The decrease in fiscal year end earnings was primarily attributable to a year over year increase in loan loss provisions of $880,000 and a year over year increase in noninterest expenses of $425,000. The increase in the provision for loan losses was largely due to an increase in nonperforming commercial loans. Further discussion of these loans is contained in the Company’s 10QSB which was filed on May 16, 2005. The increase in noninterest expenses is related to the opening of a full service branch office in Chesterton, Indiana and a loan origination office in Crown Point, Indiana as well as staffing increases in commercial lending, loan support and operations and accounting.

Additionally, the Company announced today that management and directors have been investigating the possibility of terminating the registration of its shares of common stock under the Securities Exchange Act of 1934. The Company is primarily concerned with the escalating costs and additional allocation of management’s time resulting from the Sarbanes-Oxley Act of 2002. This concern is further heightened because of the pending implementation of Section 404 that will impact the Company beginning with the fiscal year ending June 30, 2007. A strategy to de-register the Company’s shares would reduce expenses associated with SEC reporting requirements.

In order to terminate the registration of its shares, the Company must have fewer than 300 shareholders of record. The Company currently has approximately 191 shareholders of record.

The Company’s shares trade infrequently on the OTC Bulletin Board. If the Company successfully de-registers its shares, it expects those shares to continue to be quoted on the OTC Bulletin Board, subject to the willingness of market makers to continue making a market in those shares. Therefore, it is management’s belief that any negative impact on the liquidity of the shares as a result of de-registration would be minimal.

Statements contained in this news release that are forward-looking are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in the Company's forward-looking statements. Further discussion is contained in the Company's Form 10-KSB filed for the year ended June 30, 2004.

	June 30,	June 30,
	2005	2004
Selected Financial Condition Data (In thousands):	(Unaudited)

Total assets	$158,526	$146,122
Loans receivable (including loans available for sale)	126,249	120,727
Allowance for loan losses	2,337	1,457
Cash and cash equivalents	6,285	2,541
Securities available for sale	15,167	13,596
Deposits	125,362	104,474
Total borrowings	17,995	27,657
Shareholders' equity	12,273	11,683

	Three Months Ended June 30,		Twelve Months Ended June 30,
	(Unaudited)
Selected Operating Data (In thousands):	2005	2004	2005	2004

Total interest income	$2,208	$1,990	$8,448	$8,056
Total interest expense	1,049	762	3,715	3,120
Net interest income	1,159	1,228	4,733	4,936
Provision for loan losses	168	58	1,340	460
Net interest income after provision for loan losses	991	1,170	3,393	4,476
Noninterest income	266	168	948	818
Noninterest expense	972	1,052	3,914	3,477
Income before taxes	285	286	427	1,817
Income tax expense (benefit)	26	100	(48)	672
Net income	$259	$186	$475	$1,145

	Three Months Ended June 30,		Twelve Months Ended June 30,
Supplemental data:	2005	2004	2005	2004
Fully diluted earnings (loss) per share	$0.50	$0.36	$0.92	$2.23
Yield on earning assets	6.17%	5.77%	6.02%	5.70%
Yield on costing liabilities	3.08%	2.33%	2.78%	2.38%
Interest rate spread	3.09%	3.44%	3.24%	3.32%
Return on average assets	0.67%	0.50%	0.31%	0.77%
Return on average equity	8.53%	6.25%	3.91%	9.84%
Efficiency ratio	77.32%	78.70%	90.98%	67.02%
Nonperforming Loans (In thousands)	$5,059	$4,357
Nonperforming loans to total loans, at period end	4.01%	3.61%
Allowance for loan losses to nonperforming loans, at period end	46.21%	33.44%

City Saving Financial Corporation
Thomas F. Swirski, President and C.E.O, George L. Koehm, Treasurer 219-879-5364